SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                            (Amendment No. ________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
[ ]Preliminary Proxy Statement
[ ]Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
14a-6(e)(2))
[X] Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             SILICONIX INCORPORATED
                (Name of Registrant as Specified In Its Charter)

          ------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

               Payment of Filing Fee (Check the appropriate box):

[X]No fee required
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)Title of each class of securities to which transaction
applies:
-------------------------------------------------------
     (2)Aggregate number of securities to which transaction applies:
-------------------------------------------------------
     (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------
     (4)Proposed maximum aggregate value of transaction:
-------------------------------------------------------
     (5)Total fee paid:
-------------------------------------------------------

[ ]Fee paid previously with preliminary materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)Amount Previously Paid: ______________________
     (2)Form, Schedule or Registration Statement No.:
--------------------------------------------------
     (3)Filing Party: ________________________________
     (4)Date Filed: __________________________________

                                [Siliconix logo]





                              2201 Laurelwood Road
                          Santa Clara, California 95054


August 12, 1998


Dear Stockholder:

We are pleased to invite you to attend the 1998 Annual Meeting of Stockholders of Siliconix incorporated, which will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Thursday, September 10, 1998, at 4:00 p.m. California time.

The Annual Report for the year 1997 is enclosed. At the stockholders' meeting, we will discuss in more detail the subjects covered in the Annual Report as well as other matters of interest to stockholders.

The enclosed Proxy Statement explains the items of business to come formally before the meeting. As a stockholder, it is in your best interest to express your views regarding these matters by signing and returning your proxy. This will ensure the voting of your shares if you do not attend the meeting.

Whether or not you plan to attend the meeting, please sign the proxy card and return it promptly in the enclosed envelope. It requires no stamp if mailed in the United States. You may revoke any proxy you give at any time before it is exercised at the meeting.


Sincerely yours,



KING OWYANG
President and Chief
Executive Officer

                             SILICONIX INCORPORATED

                              2201 LAURELWOOD ROAD

                          SANTA CLARA, CALIFORNIA 95054


         Notice of Annual Meeting of Stockholders -- September 10, 1998


TO THE STOCKHOLDERS OF SILICONIX INCORPORATED:

Notice is hereby given that the Annual Meeting of Stockholders of Siliconix incorporated will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Thursday, September 10, 1998 at 4:00 p.m. California time, for the following purposes:

        1.     To elect four directors for the ensuing year.

        2. To ratify the appointment of Ernst & Young LLP as the Company's accountants for the fiscal year ending December 31, 1998.

        3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors intends to nominate as directors those individuals listed in the attached Proxy Statement under the heading "Nominees." August 5, 1998 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.


BY ORDER OF THE BOARD OF DIRECTORS




DAVID M. ACHTERKIRCHEN
Secretary


Santa Clara, California
August 12, 1998



Please date, sign and return the enclosed proxy in the enclosed envelope. If you plan to attend in person, please indicate this by checking the space provided on the proxy.

                                 PROXY STATEMENT

                                 ----------------

                        ANNUAL MEETING OF STOCKHOLDERS OF

                             SILICONIX INCORPORATED

                               SEPTEMBER 10, 1998

                                  ------------


                         SOLICITATION AND VOTING RIGHTS


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of your proxy for use at the Annual Meeting of Stockholders on Thursday, September 10, 1998, at 4:00 p.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement is first being distributed to stockholders on approximately August 12, 1998. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

The Company, a corporation existing and organized under the laws of the State of Delaware, has one class of equity securities issued and outstanding, consisting of 9,959,680 shares of common stock, $0.01 par value (the "Common Stock"). All of the shares of Common Stock are voting shares, but only those stockholders of record as of the record date, August 5, 1998, will be entitled to notice of and to vote at the meeting and at any and all postponements or adjournments of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the purpose of transacting business at the meeting.

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder of record on each matter which may come before the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals to the stockholders, votes withheld have no legal effect and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by giving written notice to the Secretary of the Company and the issuance of a subsequent proxy will revoke any prior proxy even though written notice of revocation is not given.

The "Company" and "Siliconix incorporated" refer to Siliconix incorporated, a Delaware corporation, or the predecessor California corporation of the same name.


                       PROPOSAL 1--ELECTION OF DIRECTORS


At the Annual Meeting of Stockholders to be held on Thursday, September 10, 1998, the Company will present a slate of four nominees for election to the Board of Directors. Except as hereinafter stated, management will vote the shares represented by the enclosed proxy for the four nominees to the Board of Directors named below, unless indication to the contrary is marked thereon. In the event of the death, disqualification, or refusal or inability of any of such nominees to serve, it is the intention of the persons named in the enclosed proxy to vote for the election of such other person or persons as the persons named in the enclosed proxy determine in their discretion. The Board of Directors has no reason to believe that such nominees will be unable or will decline to serve if elected.


NOMINEES


The following sets forth the name, age and principal occupation of each nominee, his position with the Company and business experience during the past five years, and the year each was first elected a director of the Company.


  Nominee       Age      Business Experience During Past Five Years
  -------       ---      ------------------------------------------

King Owyang     52       President and Chief Executive Officer of the Company
                         (since 1998); Executive Vice President, Technology and
                         Silicon Operations (1992-1998); first-time nominee to the Board of Directors.

Everett Arndt   47       Operations Senior Vice President, North America
                         Administration of Vishay Intertechnology, Inc., the indirect holder of 80.4% of the Company's outstanding
                         Common Stock, since 1998; Vice President, Controller of
                         Vishay Intertechnology, Inc. (1995-1998); Vice
                         President and Controller of Vitramon (affiliated with
                         Vishay) (1987-1 995); director of Siliconix since March
                         1998.

Lori Lipcaman   40       Operations Senior Vice President and Controller of
                         Vishay Intertechnology, Inc. (since 1998); Vice
                         President and Controller of Vishay Europe GmbH
                         (1996-1998); Director of European Accounting of Vishay
                         Intertechnology, Inc. (1991-1996); Director of Finance and Accounting of Sprague France (affiliated with
                         Vishay)(1993-1996); director of Siliconix  since  March
                         1998.

Glyndwr Smith   59       Assistant to the CEO and Staff Senior Vice President of
                         Vishay Intertechnology, Inc. (since 1991); director of
                         Siliconix since March 1998.


DIRECTORS' MEETINGS AND COMMITTEES


The Board of Directors met four times in person in 1997, one time by conference telephone call, and took action by unanimous written consent on two occasions in that year. Each director attended at least 75% of the meetings of the Board of Directors and of the committees, if any, of which he was a member.

The Audit Committee of the Board of Directors consisted of former directors Richard Kulle, Frank Maier and Robert Wehrli in 1997; the Committee met once in that year. The principal functions of that committee were to select a firm of independent certified public accountants to perform an audit of the Company's financial statements; to review, in consultation with the independent accountants, the scope and results of and the compensation for such audit, together with any non-audit services performed by them; to review the Company's accounting policies and any changes thereof; and to consult with the independent accountants and Company management, separately as appropriate, with regard to the adequacy of the Company's internal controls. Following the acquisition by Vishay Intertechnology, Inc. ("Vishay") of 80.4% of the Common Stock of the Company on March 2, 1998 (see "Security Ownership" below), Everett Arndt, Lori Lipcaman and Glyndwr Smith were appointed to the Audit Committee.

The Compensation Committee of the Board of Directors consisted of former directors Richard Kulle, Frank Maier and Robert Wehrli in 1997; the Committee met four times in person in that year. Its principal functions were to make recommendations to the Board of Directors as to remuneration arrangements, including bonuses, for officers and other employees. See also "Report of Compensation Committee" below. Following the Vishay acquisition, Everett Arndt, Lori Lipcaman and Glyndwr Smith were appointed to the Compensation Committee.

The Board of Directors has no standing Nominating Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

                               SECURITY OWNERSHIP


The following table shows the amount of Common Stock of the Company beneficially owned, as of August 5, 1998, by the only person who to the knowledge of the Company is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Such person has sole investment and voting power with respect to the shares shown.

                                         Amount
     Name and Address                    Beneficially                Percent
     of Beneficial Owner                 Owned                       of Class
     -------------------                 -----                       --------

     Vishay TEMIC Semiconductor          8,010,000                   80.4%
     Acquisition Holdings Corp.
       63 Lincoln Highway
       Malvern, PA  19355

On  March  2,  1998,  Vishay  Intertechnology,   Inc.,  a  Delaware  corporation
("Vishay"), through a wholly owned subsidiary, acquired 8,010,000 shares (the "Shares") of Common Stock of the Company for consideration of approximately $237,550,000, or $29.66 per share. The Shares represent 80.4% of the issued and outstanding Common Stock of the Company. The purchase price was funded from a $1.1 billion revolving credit facility made available to Vishay from its syndicate of banks, including Comerica Bank and NationsBanc Montgomery Securities.

In connection with the transfer of the Shares, Hanspeter Eberhardt, Michael Muhlbayer and Peter Westrick resigned from the Board of Directors and were replaced by Everett Arndt, Lori Lipcaman and Glyndwr Smith. In addition, in connection with the transfer of the Shares, Richard Kulle, Frank Maier and Robert Wehrli also resigned from the Company's Board of Directors and from all other positions with those companies affiliated with Siliconix incorporated. Dr. King Owyang assumed the offices of President and Chief Executive Officer of Siliconix, replacing Richard Kulle. Dr. Owyang was formerly Executive Vice President, Technology & Silicon Operations and has been employed by Siliconix for ten years.

The following table shows the number and percentage of shares of Common Stock beneficially owned, as of August 5, 1998, by (i) each current director and nominee for director, (ii) each executive officer named in the compensation table below under "Compensation of Officers and Directors" and (iii) all directors and executive officers as a group. Each person has sole investment and voting power with respect to the shares shown.

                                         Amount
  Name of Bene-                          Beneficially              Percent
  ficial Owner                           Owned                     of Class
  ------------                           ------------              --------

  Everett Arndt                              0                         0

  Lori Lipcaman                              0                         0

  King Owyang                              2,587                       *

  Glyndwr Smith                              300                       *

  Jurgen Biehn                               0                         0

  Richard Kulle                              0                         0

  John Cox                                   0                         0

  G. Thomas Simmons                          0                         0

  All directors, nominees and executive
    officers as a group (five persons)     2,887                       *
-------------------
*Less than 1%.


                     COMPENSATION OF OFFICERS AND DIRECTORS


The following table shows, as to the Chief Executive Officer in 1997 and each of the four other most highly compensated executive officers whose salary plus bonus for 1997 exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended December 31, 1997, as well as the total compensation paid to each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

Summary Compensation Table
--------------------------

                                                                              Long Term
                                 Annual Compensation                        Compensation
                                 -------------------                        ------------


    Name and                                           Other Annual                           All Other
Principal Position    Year    Salary       Bonus       Compensation          LTIP Payouts     Compensation(1)
------------------    ----    ------       -----       ------------          ------------     ---------------


Richard J. Kulle      1997    $563,921(3)  $826,675    $362,727(4)           $186,375         $23,474
 President and Chief  1996    $400,456     $226,005    $195,198(5)           $160,125         $18,884
 Executive Officer(2) 1995    $392,491(6)  $198,907    $329,622(7)           $180,125         $23,820


King Owyang           1997    $332,316     $449,919    $286,411(9)           $ 82,500         $23,474
 Executive Vice       1996    $324,011     $173,895    $171,172(10)          $ 76,200         $18,884
 President(8)         1995    $283,067     $200,619    $172,206(11)          $ 80,500         $22,818

Jurgen Biehn          1997    $262,338     $206,899    $ 89,322(13)          $ 68,799         $18,674
 Chief Financial      1996    $253,677     $169,739    $162,272(14)          $ 66,210         $ 2,700
 Officer(12)          1995    $228,760     $176,514    $192,049(15)          $ 73,550         $ 1,728

John Cox              1997    $244,125     0           (17)                  0                0
 Vice President,
 Worldwide Environmental
 Health & Safety Affairs(16)

G. Thomas Simmons     1997    $280,390     $435,286    $163,294(19)          $ 67,500      $23,474
 Vice President,      1996    $271,487     $146,526    $122,203(20)          $ 50,625      $19,856
 Marketing(18)        1995    $243,881     $143,869    (17)                  $ 0           $22,547

---------------------
(1)The Company does not have any stock option or stock purchase plans. All Other Compensation includes Company contributions to the individuals' respective Tax Deferred Savings Plan and Profit Sharing Plan accounts, and payment by the Company of group term life insurance premiums on their behalf. In 1997 these amounts were--Kulle: TDSP, $4,800; PSP, $17,288; insurance, $1,386; Owyang:
TDSP, $4,800; PSP, $17,288;  insurance,  $1,386; Biehn: PSP, $17,288; insurance,
$1,386; and Simmons: TDSP, $4,800; PSP, $17,288; insurance, $1,386.
(2)Mr. Kulle resigned from all positions with the Company in March 1998.
(3)This amount includes $132,958 of compensation for accrued but unused vacation time.
(4)This amount includes $160,000 of forgiven real estate loans and $158,387 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997.
(5)This amount includes $60,629 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996.
(6)This amount includes $39,232 of compensation for accrued but unused vacation time.
(7)This amount includes $90,000 of forgiven real estate loans and $199,958 paid for reimbursement of income taxes attributable to certain employee benefits received in 1995 and prior years.
(8)Dr. Owyang became President and Chief Executive Officer in March 1998.


(footnotes continued on following page)

(footnotes continued from previous page)

(9)This amount includes $180,000 of forgiven real estate loans and $97,801 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997.
(10)This  amount  includes  $50,364  paid  for  reimbursement  of  income  taxes attributable to certain employee benefits received in 1996 and $80,000 of forgiven real estate loans.
(11)This amount includes $62,000 of forgiven real estate loans and $95,663 paid for reimbursement of income taxes attributable to certain employee benefits received in 1995 and prior years.
(12)Mr.  Biehn  resigned  from all  positions  with the  Company in April  1998.
(13)This amount includes $30,000 of forgiven real estate loans, $25,180 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997 and $24,242 paid for reimbursement of children's education expenses.
(14)This amount includes $60,000 for a forgiven real estate loan and $41,322 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996.
(15)This amount includes $69,572 paid for reimbursement of income taxes attributable to certain employee benefits received in 1995 and prior years.
(16)Mr.  Cox joined the Company in April 1997.
(17)Other Annual Compensation includes amounts paid for car allowances, reimbursement of certain medical expenses and income taxes, and other personal benefits. In these cases, the amounts totaled less than the lesser of (i) 10% of each officer's salary plus bonus for the year or (ii) $50,000.
(18)Mr. Simmons resigned from all positions with the Company in March 1998.
(19)This amount includes $90,000 of forgiven real estate loans and $53,098 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997.
(20)This amount includes $60,000 for a forgiven real estate loan and $37,735 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996.

     The following table shows, as to the Chief Executive Officer in 1997 and each of the four other executive officers named in the Compensation Table above, information concerning awards granted under the Company's long-term incentive plan (the Key Professional Performance Unit Plan) in the fiscal year ended December 31, 1997. The Plan provides that in the event of a change in control, a pro rata portion of the bonuses that would have been paid at the end of the respective bonus periods will instead be paid as soon as practicable after the consummation of the change in control. Such pro rata payments were made in early 1998 to Messrs. Kulle, Biehn and Simmons and Dr. Owyang as a result of the Vishay acquisition. Of the named officers, only Dr. Owyang is eligible to receive any further benefits under this Plan.


                                 Performance
                   Number of     or Other Period          Estimated Future Payouts
                   Performance   Until Maturation      under Non-Stock Based Plans
Name               Units         or Payout         Threshold     Target      Maximum
----               -----         ---------         ---------     ------      -------
Richard J. Kulle   1,453          1997-1999         $72,625      $145,250    $217,875

King Owyang          640          1997-1999         $32,000      $ 64,000    $ 96,000

Jurgen Biehn         500          1997-1999         $25,000      $ 50,000    $ 75,000

John Cox              0              --              --          --             --

G. Thomas Simmons    540          1997-1999         $27,000      $ 54,000    $ 81,000

Participation in the Key Professional Performance Unit Plan is limited to certain key employees who may be expected to have a substantial opportunity to influence the performance of the Company. The Plan provides for cash bonuses to be paid to the participants. The amount paid to any participant in the Plan is a measure of the extent to which specified corporate objectives are achieved over a three-year period, beginning in the year in which the award of performance units is made. The corporate objectives consist of the attainment of goals relating to one or more of the following performance measures: (1) bookings, (2) revenues, (3) earnings before taxes, (4) return on net assets, (5) return on equity, (6) stockholder return and (7) net revenue per employee. The Compensation Committee will determine the target level of performance that must be achieved with respect to each performance goal in order for that performance goal to be considered attained.


PENSION CONTRACT


Mr. Biehn has a Pension Contract that was granted by AEG AG, a former affiliate of the Company. The successor in interest of AEG AG is EHG. Mr. Biehn's benefits at retirement under this Pension Contract are not presently determinable; however, as his then employer, the Company contributed $6,845 to Mr. Biehn's EHG pension account for 1997. The Company has no further obligations to Mr. Biehn with respect to this pension contract.


DIRECTORS' COMPENSATION


During 1997, the Chairman of the Board received a $3,500 quarterly retainer plus $1,500 for each directors' meeting attended, and each other non-employee director received a $2,250 quarterly retainer plus $1,000 for each directors' meeting attended. The Company reimburses directors who are not employees of the Company or any affiliated corporation the expenses incurred by them in attending Board and committee meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


During the fiscal year ended December 31, 1997, the members of the Compensation Committee of the Company's Board of Directors were Messrs. Richard Kulle, Frank Maier and Robert Wehrli. Mr. Kulle is the former President and Chief Executive Officer of the Company. Messrs. Maier and Wehrli were non-employee directors. All such members resigned from the Compensation Committee concurrently with their resignations from the Company's Board of Directors in March and April 1998.

                        REPORT OF COMPENSATION COMMITTEE


In 1997, the Board of Directors delegated responsibility for determining executive pay to a Compensation Committee. During 1997, this committee consisted of three Board members, Messrs. Kulle, Maier and Wehrli. Mr. Kulle was the only employee director of this Committee, and he was excused from any discussion involving his own compensation or benefits.

The responsibilities of the Compensation Committee are to:

o Establish  salary levels for all  executives  of the Company
o Administer  the Company's Key  Professional  Incentive Bonus Plan
o Administer the Company's Key Professional   Performance  Unit  Plan
o Administer  the  Company's  Qualified Retirement Plan
o Establish general wage increase targets for each fiscal year
o Recommend and/or approve all special bonuses or awards

The Compensation Committee met concurrently with each meeting of the full Board in 1997.


EXECUTIVE COMPENSATION GENERALLY


In 1997, executives of the Company were compensated by base salary and annual cash incentives (under the Key Professional Incentive Bonus Plan, the Key Professional Performance Unit Plan and otherwise), as well as other benefits generally offered to executives by large corporations, such as car allowances and reimbursement of certain expenses. The amount paid to any participant in the Key Professional Incentive Bonus Plan was a measure of two annual performance components, (i) achievement of corporate objectives, which consisted of several components and were identical for all participants in the Plan, and (ii) achievement of personal goals, which were unique for each individual participant. If a target objective was not met, its influence on the awards to be made was eliminated and the bonus pool was correspondingly reduced.

The amount paid to any participant in the Key Professional Performance Unit Plan depends on the achievement of corporate objectives over a three-year period. These objectives consist of several components. If a target objective is not met, its influence on the awards to be made is eliminated and the bonus pool is correspondingly reduced. Each of these Plans provides limitations on the Company's ability to amend the Plan. Each Plan also provides that in the event of a change in control, a pro rata portion of the bonuses that would have been paid at the end of the respective bonus periods will instead be paid as soon as practicable after the consummation of the change in control. Such pro rata payments were made in early 1998 as a result of the Vishay acquisition.

The Compensation Committee evaluated both Company and individual executive performance against the Company's plan for the year and surveyed like industry practices at each facility location. Performance against plan was the easiest measure to use since the Company prepares a three-year plan each year. The general Company performance, as well as individual performance, was used to establish relative contribution for each executive.

The more difficult task in determining executive compensation was determining levels relative to like industry practices within the community. The Company contracted with a local compensation consulting firm in order to determine low, average and high compensation levels for each executive position. These relative numbers included such factors as company location, company size, individual responsibilities and other executive benefits. The consulting firm's report included salaries, bonuses and total compensation for each measured period. This report was then used by the Compensation Committee to determine appropriate salary changes and bonuses for the current year. The report was used also to inform the full Board of Directors of relative compensation levels.

Cash compensation has historically been the primary tool that the Company has used to attract and hold outstanding executives. In 1997, Siliconix did not maintain stock option or purchase plans of any kind, and since the Northern California community, in which most of the Company's senior personnel are located, is very accustomed to generous stock option plans, the Board of Directors as well as the Compensation Committee determined that the Company maintain salaries and bonuses at the upper end of community levels to permit Siliconix to retain its capable staff. The Company's policy has historically been to pay its senior executives at no less than the 75th percentile of compensation of comparable executives in the Silicon Valley. The Company also on occasion has provided its executives with other benefits such as (i) real estate loans that may be forgiven in increments over a specified number of years, provided that the executive remains employed by the Company during that period,
(ii) compensation for income taxes attributable to certain employee benefits and
(iii) reimbursement for educational expenses for the children of non-United States citizens. See "Certain Transactions."


1997 COMPENSATION OF THE PRESIDENT AND CEO


Mr. Kulle's base salary for 1997 was determined by the 1997 Compensation Committee largely in accordance with the principles described above. In 1996, the Company achieved a 7% sales increase, to $268.9 million, and a 7% increase in net income, to $26.0 million; 1996 was a very difficult year generally for the semiconductor industry generally. The Compensation Committee considered other factors as well in determining Mr. Kulle's base salary for 1997; for example, in 1997 Mr. Kulle had responsibility not only for Siliconix, but also assumed responsibility for the Discrete Components Division of the semiconductor division of "TEMIC," the microelectronics enterprise within the Daimler-Benz Group, and was also acting Director of the Infrared Data Communications Product Unit of the TEMIC Semiconductors Discrete Components Division. In 1997, Siliconix charged back to the other members of TEMIC

Semiconductors costs and expenses that Mr. Kulle and other Siliconix employees incurred on behalf of such other members.

Another consideration was that the Board of Directors adopted a very aggressive revenue and profit plan for 1997, and Mr. Kulle agreed that his bonus compensation for 1997 would be based in part on achievement of that aggressive plan. Based on the foregoing, therefore, the Committee felt it was appropriate to compensate Mr. Kulle at the upper end of base salary levels for Presidents and CEOs generally, based upon the report of the Company's compensation consultants.

Mr. Kulle's bonuses under the Key Professional Incentive Bonus Plan and the Key Professional Performance Unit Plan reflected 100% achievement of both his personal goals and the corporate objectives for 1997. The bonuses under the Plans were determined in accordance with the formulas mandated thereby.

The policies described in this report were promulgated and implemented by the 1997 Compensation Committee, which consisted of Messrs. Richard Kulle, Frank Maier and Robert Wehrli, all of whom have since resigned from the Board of Directors in connection with the Vishay acquisition.


                          STOCK PRICE PERFORMANCE GRAPH


The following graph shows a five-year comparison of cumulative total stockholder returns, assuming reinvestment of dividends, for the Company, the S&P 500(R) Index and the S&P(R) Technology Sector Index. The total stockholder return assumes $100 invested on December 31, 1992 in Siliconix Common Stock, the S&P 500 Index and the S&P Technology Sector Index. Historic stock price performance is not necessarily indicative of future stock price performance, and any comparison or statement made in this analysis should not be considered a recommendation or comment relative to the purchase or sale of the Company's stock.


                          [Graph to be inserted here.]


                1992      1993       1994       1995       1996      1997
                ----      ----       ----       ----       ----      ----

Siliconix       $100      $ 90       $165       $493       $313      $573
S&P 500(R)      $100      $110       $112       $153       $189      $252
S&P(R) Tech-
nology Sector
Index           $100      $123       $143       $207       $290      $366

                              CERTAIN TRANSACTIONS


At December 31, 1997, the Company owed $34.57 million to Daimler-Benz Capital, Inc., then an affiliated corporation. Subsequent to the acquisition of 80.4% of the Company's outstanding Common Stock by Vishay in March 1998, this indebtedness was assigned to Vishay. It bears interest at a floating rate equal to Vishay's cost of funds, currently 6.25% per annum, and is due in 2001.

In April and May 1998, the Company borrowed $5,000,000 from Vishay for general corporate purposes. The indebtedness bore interest at a floating rate based on Vishay's cost of funds, currently 6.25% per annum, and was due in April 1999. These loans were repaid using the revolving credit facility established effective May 1998 described below.

Effective May 1998, the Company signed a Revolving Intercompany Promissory Note payable to Vishay establishing a $35,000,000 revolving credit facility. Under the Note, the Company may borrow up to $35,000,000 from time to time from Vishay for general corporate purposes. Amounts borrowed bear interest at a floating rate equal to Vishay's cost of funds, currently 6.25% per annum, and are due in 2000. There is currently $14.3 million payable to Vishay under the Note.

Effective May 1998, the Company borrowed $16,000,000 from Vishay. This purpose of this loan was to enable Siliconix Technology C.V., an affiliated limited partnership, to purchase 40% of the outstanding equity interest in Shanghai Simconix Co. Ltd. ("Simconix") from the Shanghai Institute of Metallurgy. Simconix is a joint venture between Siliconix and the Shanghai Institute of Metallurgy that performs assembly and test services for Siliconix in Shanghai, China. This indebtedness bears interest at a floating rate equal to Vishay's cost of funds, currently 6.25% per annum, and is due in 2001.

In 1994, the Company loaned Richard Kulle, President and Chief Executive Officer, $400,000 to assist Mr. Kulle in the purchase of a new home. Pursuant to the loan agreement between Mr. Kulle and the Company, $40,000 of the principal amount was forgiven in each of 1995-1996, $60,000 was forgiven in 1997, $80,000 was forgiven in January 1998 and $180,000 was forgiven in March 1998 in connection with his resignation from his positions with the Company. Later in 1994, the Company loaned Mr. Kulle an additional $250,000. Pursuant to the loan agreement between Mr. Kulle and the Company, $50,000 of this amount was forgiven in 1995, $100,000 was forgiven in 1997 and the remaining $100,000 is payable in 1999. In 1995, the Company loaned Mr. Kulle $400,000 for personal expenses. Of this amount, $300,000 remains outstanding and is payable in 2000. The principal amount outstanding from time to time on these loans bears interest at a floating rate that approximates the Company's cost of money, currently 6.25% per annum. Interest on these loans was forgiven in 1997.

In January 1998, the Company reimbursed Mr. Kulle in the amount of $158,387 for income taxes attributable to certain employee benefits received in 1997.

In 1997, the Company reimbursed Mr. Kulle in the amount of $60,629 for income taxes attributable to certain employee benefits received in 1996.

In 1996, the Company reimbursed Mr. Kulle in the amount of $199,958 for income taxes attributable to certain employee benefits received in 1995 and prior years.

In March 1998, Mr. Kulle resigned as President, Chief Executive Officer and a director of the Company. Pursuant to an agreement among him, the Company and Vishay, Mr. Kulle received payments aggregating $1,647,173 in March and April 1998. In March 1999 and March 2000, he will receive payments of $500,000 and $779,603, respectively, plus interest at 6% per annum on such amounts from March 1998 to the payment date. The $100,000 payment due to the Company from Mr. Kulle in 1999 and the $300,000 payment due to the Company from Mr. Kulle in 2000 (see above) will be netted against the foregoing payments. Of said payments to Mr. Kulle, the amount of $1,279,603 was paid to him in consideration of a non-competition and non-solicitation agreement, pursuant to which Mr. Kulle agreed that for a period expiring in March 2000, he will not provide services in any capacity to any person or entity that competes, directly or indirectly, with the Company's March 1998 product line. There are some exceptions to these restrictions, however, primarily that Mr. Kulle will have the right to, directly or indirectly as an officer, director, employee, consultant or in any other capacity with any person or entity, assemble, test, develop and manufacture any products, and to assemble, test and manufacture for other persons or entities, products that compete with the Company's March 1998 product line, provided that Mr. Kulle or such person or entity with which Mr. Kulle is affiliated does not market and sell any product which competes with the Company's March 1998 product line directly to the market (OEM customers) or to distributors.

In 1988, the Company loaned $150,000 to King Owyang, now President and Chief Executive Officer, without interest, in connection with Dr. Owyang's relocation and employment by the Company. Of this amount, $100,000 was repaid, and pursuant to the loan agreement between Dr. Owyang and the Company, $28,000 was forgiven in 1994 and $22,000 was forgiven in 1995. In 1993 and 1994, the Company loaned an additional $250,000 to Dr. Owyang, and in 1996, the Company loaned an additional $200,000 to Dr. Owyang. Pursuant to the loan agreements between Dr. Owyang and the Company, $40,000 of the total amount was forgiven in 1995, $80,000 was forgiven in 1996, $180,000 was forgiven in 1997, and $150,000 will be forgiven in 1998, provided Dr. Owyang remains employed by the Company during that period. The principal amount outstanding from time to time on these loans bears interest at a floating rate that approximates the Company's cost of money, currently 6.25% per annum. Interest on these loans was forgiven in 1997.

In January 1998, the Company reimbursed Dr. Owyang in the amount of $97,801 for income taxes attributable to certain employee benefits received in 1997.

In 1997, the Company reimbursed Dr. Owyang in the amount of $50,364 for income taxes attributable to certain employee benefits received in 1996.

In 1996, the Company reimbursed Dr. Owyang in the amount of $95,663 for income taxes attributable to certain employee benefits received in 1995 and prior years.

In 1993, the Company loaned Jurgen Biehn, the former Senior Vice President and Chief Financial Officer, $300,000 to assist Mr. Biehn in the purchase of a new home. Pursuant to the loan agreement between Mr. Biehn and the Company, $30,000 of this amount was forgiven in 1994-1995, $60,000 was forgiven in 1996, $30,000 was forgiven in 1997, and $150,000 was forgiven in 1998. The principal amount outstanding from time to time bears interest at a floating rate that approximates the Company's cost of money, currently between 6.25% per annum. Interest on this loan was forgiven in 1997.

In January 1998, the Company reimbursed Mr. Biehn in the amount of $25,180 for income taxes attributable to certain employee benefits received in 1997.

In 1997, the Company reimbursed Mr. Biehn in the amount of $41,322 for income taxes attributable to certain employee benefits received in 1996.

In 1996, the Company reimbursed Mr. Biehn in the amount of $69,572 for income taxes attributable to certain employee benefits received in 1995 and prior years.

In April 1998, Mr. Biehn resigned as Senior Vice President and Chief Financial Officer of the Company. Mr. Biehn received a severance payment of $669,195 in April 1998.

In 1994, the Company loaned $50,000 to G. Thomas Simmons, the former Vice President, Marketing, in connection with Mr. Simmons's relocation and employment by the Company. Pursuant to the loan agreement between Mr. Simmons and the Company, $16,667 of this amount was forgiven in 1995 and $16,666 was forgiven in 1996-1997. In 1995, the Company loaned an additional $150,000 Mr. Simmons, to assist Mr. Simmons in the purchase of a new home. Pursuant to the loan agreement between Mr. Simmons and the Company, $60,000 of this amount was forgiven in 1996 and $90,000 was forgiven in 1997. The principal amount outstanding on these loans from time to time bore interest at a floating rate that approximated the Company's cost of money, currently 6.25% per annum. Interest on these loans was forgiven in 1997.

In January 1998, the Company reimbursed Mr. Simmons in the amount of $53,098 for income taxes attributable to certain employee benefits received in 1997.

In 1997, the Company reimbursed Mr. Simmons in the amount of $37,735 for income taxes attributable to certain employee benefits received in 1996.

In March 1998, Mr. Simmons resigned as Vice President, Marketing of the Company. Mr. Simmons received a severance payment of $751,869 in April 1998.

                    PROPOSAL 2--RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors proposes the ratification by the stockholders at the Annual Meeting of the accounting firm of Ernst & Young LLP ("Ernst & Young") as independent public accountant for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP ("KPMG") was the Company's independent public accountant for the fiscal years ended December 31, 1997 and 1996 and has served as such since the fiscal year ended December 31, 1991.

Vishay is required to consolidate the Company's financial statements with its own and Vishay's public accounting firm is Ernst & Young. Therefore, effective July 31, 1998, the Board of Directors selected Ernst & Young to replace KPMG as the Company's independent public accountant. One or more representatives of both Ernst & Young and KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

KPMG's audit reports on the Company's financial statements for the fiscal years ended December 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1996 and 1997 and the subsequent interim period preceding this change, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to KPMG's satisfaction, would have caused them to make reference to the subject of such disagreement in connection with their reports.

The  Board  of  Directors   recommends  that  the  stockholders   vote  for  the
ratification of the selection of Ernst & Young as independent public accountant for the Company for the year ending December 31, 1998.

Stockholder ratification of the selection of Ernst & Young as the Company's independent public accountant is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will consider whether to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                              STOCKHOLDER PROPOSALS


Stockholder proposals must be received by the Company at its principal offices not later than December 26, 1998 in order for them to be considered for inclusion in the Company's Proxy Statement with respect to the 1999 Annual
Meeting.  No such  proposals  were  received  with  respect  to the 1998  Annual
Meeting.


        COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934


Directors and executive officers are required to comply with section 16 of the Securities Exchange Act of 1934, which requires generally that such persons file reports on Form 4 with the Securities and Exchange Commission on or before the tenth day of the month following any month in which they engage in any transaction in the Company's Common Stock. King Owyang filed one Form 4 late with respect to transactions that occurred in the fiscal year ended December 31, 1997. The late Form 4 reflected two transactions in the Company's Common Stock.


                            ANNUAL REPORT (FORM 10-K)


Upon receipt of a written request from any stockholder, the Company will provide such stockholder, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1997, including the financial statements and the schedule thereto. Stockholders desiring a copy of Form 10-K should send their written request to the Secretary, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054. If a stockholder making such a request is not a record owner of the Company's Common Stock, the request of such stockholder must contain a good-faith representation that, as of August 5, 1998, such stockholder was a beneficial owner of Common Stock.


                                  MISCELLANEOUS


The only business which the Board of Directors intends to present to the meeting is the election of a Board of Directors for the ensuing year and the ratification of the Company's accountants for the current year. The Board of Directors is not aware at the time of solicitation of the enclosed proxy of any other matter which may be presented for action at the meeting. In the event that any other matter should come before the meeting for action, management will vote the enclosed proxy in such manner as the named proxies determine in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS


DAVID M. ACHTERKIRCHEN
Secretary


August 12, 1998

                             SILICONIX INCORPORATED
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 10, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Everett Arndt and King Owyang, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Siliconix incorporated held by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, September 10, 1998, at 4:00 p.m., or at any adjournment or adjournments thereof, for the following purposes, described in the Proxy Statement dated August 12, 1998, accompanying the notice of said meeting:


                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

Please mark your votes as indicated in this example  [X]


1.    ELECTION OF DIRECTORS.

                  WITHHOLD
     FOR      AUTHORITY to vote      FOR
all nominees  for all nominees      all nominees except: _____________


    [   ]          [   ]               [   ]


E. Arndt, L. Lipcaman, K. Owyang, G. Smith


2.     RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP.

     FOR             AGAINST          ABSTAIN

     [  ]             [  ]              [  ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


I plan to attend the meeting         [   ]


I do not plan to attend the meeting  [   ]


Signature(s) ___________________________      Dated    ___________________, 1998

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.